UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 11, 2017

Commission File Number
001-34581

Kraton Corporation
(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)
281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On August 11, 2017, the Board of Directors of Kraton Corporation (the "Board") increased the size of the Board from eight to ten directors. The Board filled the newly created vacancies on the Board by appointing Ms. Shelley Bausch as a Class III director, whose initial term will expire at Kraton Corporation's ("Kraton") 2018 annual general meeting of stockholders, and Mr. Mark Blinn as a Class I director, whose initial term will expire at Kraton's 2019 annual general meeting of stockholders. Neither Ms. Bausch nor Mr. Blinn has yet been appointed to any standing committees of the Board.

In connection with their appointment to the Board, and in accordance with Kraton's director compensation practice, which is described in Kraton's most recent proxy statement filed with the Securities and Exchange Commission (“SEC”) on April 14, 2017, each of Ms. Bausch and Mr. Blinn will receive pro rata compensation based on (1) an annual cash retainer for serving on the Board of $90,000, and (2) an annual grant of fully-vested common stock of Kraton equal to $90,000. Each of Ms. Bausch and Mr. Blinn has entered into Kraton's standard form of indemnification agreement for non-executive directors, which is attached as Exhibit 10.1 to Kraton's Current Report on Form 8-K filed with the SEC on December 16, 2011 and incorporated herein by reference into this Item 5.02.

Ms. S. Bausch

Ms. Bausch, age 51, is the Global Vice President, Global Industrial Coatings at PPG Industries, Inc. where she has held the role since 2014. Prior to PPG Industries, Inc., Ms. Bausch began her career at Dow Corning Corporation in 1988, and most recently served at Dow Corning Corporation’s Business Vice President, Finished Products from 2011 to 2014. Ms. Bausch earned a B.S. degree in business administration from Alma College and an MBA from the University of Michigan-Flint.

Ms. Bausch is the Global Vice President, Global Industrial Coatings at PPG Industries, Inc., which is a customer of certain wholly-owned subsidiaries of Kraton. Kraton's total sales to PPG Industries, Inc. in 2016 was approximately $4.2 million. Pursuant to its charter, the Audit Committee of the Board evaluated Ms. Bausch’s related party transaction and made a recommendation to the disinterested members of the Board that the transactions were fair, reasonable and within Kraton's policy. The disinterested members of the Board ratified and approved the ongoing commercial transaction.

Mr. M. Blinn

Mr. Blinn, age 55, served in various positions at Flowserve Corp., including, most recently as the Chief Executive Officer and President from October 2009 until March 2017 and Chief Financial Officer from October 2004 to October 2009. Prior to Flowserve, Mr. Blinn held senior finance, treasury and planning positions at FedEx Kinko’s Office and Print Services, Inc., Centex Corp., FirstPlus Financial Inc., Electronic Data Systems Corp. and Commercial Capital Funding Inc. Mr. Blinn also was formerly an attorney with Smith, Barshop, Stoffer and Millsap, where he represented large financial institutions, foreign corporations and insurance companies in litigation issues. Mr. Blinn currently serves on the board of directors of Texas Instruments, Inc. Mr. Blinn earned a B.S. degree, an MBA and a J.D. degree from the Southern Methodist University.

A copy of Kraton's press release relating to this announcement is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
99.1	Press Release, dated August 14, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KRATON CORPORATION

Date:	August 15, 2017	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Executive Vice President and Chief Financial Officer

EXHIBITS

Exhibit No.	Description
99.1	Press Release, dated August 14, 2017